                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CITIZENS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             CITIZENS CORPORATION
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a) of
Schedule 14A.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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


CITIZENS
CORPORATION

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT


ANNUAL MEETING
OF SHAREHOLDERS

MAY 20, 1997

                                     LOGO
                              440 LINCOLN STREET
                           WORCESTER, MASSACHUSETTS

                                APRIL 23, 1997

TO OUR SHAREHOLDERS:

  Enclosed is a Notice of Annual Meeting of Shareholders of Citizens Corporation, which will be held on Tuesday, May 20, 1997, at 1:00 in the afternoon, in the Wright Room, 1st Floor, Allmerica Financial Headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653.

  The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the meeting. You are cordially invited to attend the meeting and vote your shares in person. However, if you are unable to attend, please complete, sign and return the enclosed proxy in the envelope provided as soon as possible. Your cooperation will assure your shares being voted and will also greatly assist our officers in preparing for the meeting.

                                          Sincerely,

                                          LOGO

                                          John F. O'Brien
                                          Chairman of the Board,
                                          President and
                                          Chief Executive Officer

                                     LOGO

                             CITIZENS CORPORATION

                     -------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1997

                     -------------------------------------

To the Shareholders of
CITIZENS CORPORATION:

  The Annual Meeting of Shareholders of Citizens Corporation ("the Company") will be held at Allmerica Financial Headquarters, Wright Room, 1st Floor, 440 Lincoln Street, Worcester, Massachusetts on Tuesday, May 20, 1997, at 1:00 p.m. for the purpose of considering and voting on:

  1. Election of a Board of Directors consisting of six persons to serve for a period of one year and until their respective successors shall be elected and qualified;

  2. Ratification of the appointment of Price Waterhouse LLP as the independent public accountants of the Company for 1997; and,

  3. Such other business as may properly come before the meeting and any adjournment thereof.

  The Board of Directors has fixed March 21, 1997 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                          By Order of the Board of Directors,

                                      LOGO
                                          Richard J. Baker
                                          Vice President and Secretary

April 23, 1997
Worcester, Massachusetts

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                             CITIZENS CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1997

                                 INTRODUCTION

  This Proxy Statement, with the accompanying proxy card, is being mailed to shareholders on or about April 23, 1997 and is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Corporation ("the Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 20, 1997 ("the Annual Meeting").

  As of March 21, 1997, 35,267,300 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), were outstanding and entitled to be voted. Each share of Common Stock entitles the holder to one vote.

  The record date and hour for determining shareholders entitled to vote at the Annual Meeting has been fixed at the close of business on March 21, 1997.

  The shares of Common Stock represented by the enclosed proxy will be voted as directed by the shareholder or, in the absence of such direction, in favor of the election of the nominees for Director designated herein and in favor of the ratification of Price Waterhouse LLP as the Company's independent public accountants for 1997. The enclosed proxy confers discretionary authority with respect to any other proposals which may properly be brought before the Annual Meeting. As of the date hereof, management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxies solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

  As long as a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) is present at the Annual Meeting, a plurality of the votes properly cast, either in person or by proxy, is required to elect Directors. A majority of the votes properly cast, either in person or by proxy, is required to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for 1997. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will have the effect of a vote against the other matters presently contemplated to be considered at the Annual Meeting.

  Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any shareholder attending the Annual Meeting may vote in person whether or not the shareholder had previously filed a proxy. Presence at the Annual Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy.

  The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company, and will consist primarily of preparing and mailing the proxies and Proxy Statements. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

  The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, including financial statements for the Company and its subsidiaries and the report of Price Waterhouse LLP thereon, was mailed to shareholders on March 31, 1997. The Annual Report and financial statements are neither a part of this Proxy Statement nor incorporated herein by reference.

                                    ITEM I

                      NOMINEES FOR ELECTION AS DIRECTORS

  Six Directors are to be elected at the Annual Meeting to constitute the Board of Directors of the Company and to serve as Directors for a period of one year following their election and until their respective successors are elected and qualified. All of the nominees are currently Directors of the Company. The Board of Directors recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the six persons named below.

  In the event that any of the nominees should be unavailable to serve as a Director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unavailable to serve. Biographical information as to each nominee follows:

JAMES A. COTTER, JR., 57
Director since 1993 Audit Committee Compensation Committee, Chair

  Mr. Cotter has been a broker with the firm of H.C. Wainwright & Co. since January 1994, and previously was a broker with the firm of Gruntal & Co. (June 1993--January 1994). He previously served as a Managing Director and Treasurer of Schooner Trading Company. Mr. Cotter is also Chairman of Olde Port Bank and Trust of Portsmouth, New Hampshire and a Director of Allmerica Property & Casualty Companies, Inc. ("APY").

NEAL J. CURTIN, 52
Director since 1993Audit Committee Compensation Committee

  Mr. Curtin has been a Partner in the law firm of Bingham, Dana & Gould, Boston, Massachusetts, since 1975.

DONA SCOTT LASKEY, 53
Director since 1993 Audit Committee, Chair

  Ms. Laskey is an attorney in private practice. From 1989 until December 1996 she practiced law with the firm of Tillman, McTier, Coleman, Talley, Newbern & Kurrie, Valdosta, Georgia. She is also a Director of APY and of FNB Bancorp, Inc.

JAMES R. MCAULIFFE, 52
Director since 1992 Vice President of the Company

  Mr. McAuliffe has served as President of the Company's subsidiary, Citizens Insurance Company of America ("Citizens Insurance"), since December 1994. From 1986 until December 1994, Mr. McAuliffe was Vice President and Chief Investment Officer of Allmerica Financial Life Insurance and Annuity Company ("AFLIAC") and also First Allmerica Financial Life Insurance Company ("FAFLIC"), a wholly-owned subsidiary of Allmerica Financial Corporation ("AFC"). Mr. McAuliffe has been Vice President of AFC from February 1995 through December 1995 and since February 1997, Vice President of APY since August 1992, a Director of APY from August 1992 to December 1994 and a Director of AFLIAC from April 1987 through May 1995 and since May 1996.

JOHN F. O'BRIEN, 53
Director since 1992 Chairman of the Board, President and Chief Executive Officer of the Company

  Mr. O'Brien has been a Director, Chief Executive Officer and President of AFC since February 1995. He has also served as a Director, Chief Executive Officer and President of FAFLIC since August 1989. In addition to his positions with AFC and FAFLIC, Mr. O'Brien has served as a Director, President and Chief Executive Officer of APY, a majority-owned, publicly traded subsidiary of AFC, since August 1992, and has been a Director of The Hanover Insurance Company ("Hanover"), a wholly-owned subsidiary of APY, since September 1989, Citizens Insurance since March 1992 and the Company, for which he also serves as Chief Executive Officer, since December 1992. Mr. O'Brien is also a Trustee or Director and executive officer of Allmerica Investment Trust, Allmerica Securities Trust and Allmerica Funds. Additionally, Mr. O'Brien is a Director and/or holds offices at various other non-public FAFLIC affiliates including SMA Financial Corp. and AFLIAC. Mr. O'Brien also currently serves as a Director of The TJX Companies, Inc., an off-price family apparel retailer, ABIOMED, Inc., a medical device company, Cabot Corporation, a diversified specialty chemicals and materials and energy company, and The Life Insurance Association of Massachusetts. He also currently serves as a member of the executive committee of the Mass Capital Resource Company, a Massachusetts investment partnership. Prior to joining FAFLIC, Mr. O'Brien served as an officer of FMR Corp., the parent company of various financial services companies in the Fidelity Group and as a Director and/or an executive officer at various other of FMR Corp.'s affiliates.

ERIC A. SIMONSEN, 51
Director since 1992 Vice President of the Company

  Mr. Simonsen has served as Vice President of AFC since February 1995. Mr. Simonsen has been a Director and Vice President of APY since August 1992 and of AFLIAC since September 1990. He has also served as Vice President and Director of FAFLIC since September 1990 and April 1996, respectively. Mr. Simonsen has been President of Allmerica Service Company, Inc. since December 1996. Mr. Simonsen was Chief Financial Officer of AFC from February 1995 to December 1996, of FAFLIC and AFLIAC from September 1990 to December 1996, of APY from August 1992 to December 1996 and of the Company from December 1992 to December 1996. He was previously Principal and Chief Financial Officer of The Lincoln Group, Inc. (manufacturers of book covering materials).

CERTAIN INFORMATION REGARDING DIRECTORS

  In 1996 the Board of Directors held seven regularly scheduled meetings. All of the Directors attended at least 75% of the Board and Committee meetings on which he or she served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee.

  The Audit Committee of the Board of Directors is comprised of Ms. Laskey (Chair), Mr. Cotter and Mr. Curtin. The committee met two times during 1996 and all committee members attended all meetings. The committee, among other duties: (a) recommends the engagement of the independent accountants of the Company and approves their fee and the scope and timing of their audit services; (b) reviews with the independent accountants their report on financial and accounting matters, their recommendations for improvements in the internal controls of the Company, and the implementation of such recommendations; and (c) reviews the Company's internal audit program. The committee reports to the Board on its activities and findings.

  The Compensation Committee of the Board of Directors is comprised of Mr. Cotter (Chair) and Mr. Curtin. This committee has oversight responsibility with respect to compensation matters involving Directors and officers of the Company and of Citizens Insurance. The committee met twice during 1996 and both committee members attended all meetings.

  Directors who are not officers or employees of the Company, Hanover, Citizens Insurance or other affiliated companies receive $15,000 as an annual retainer, $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended, in addition to reimbursable expenses for each meeting attended. Directors who are salaried employees of FAFLIC or of any affiliate or subsidiary receive no additional compensation for their services as Directors of the Company.

                                    ITEM II

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The firm of Price Waterhouse LLP has been selected by the Board of Directors, subject to ratification by the shareholders, to be the Company's independent public accountants for 1997. Representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

  The Board of Directors recommends that you vote FOR the proposal to ratify the selection of the firm of Price Waterhouse LLP as independent public accountants for the Company for 1997. If ratification is not obtained, the Board of Directors will reconsider the appointment.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth the number of shares of Common Stock of AFC, APY and Citizens Corporation owned as of March 21, 1997 by (i) each Director of the Company, (ii) the officers named in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all Directors, nominees and officers as a group. This information has been furnished by the persons listed in the table.

                          NUMBER OF SHARES OF NUMBER OF SHARES OF NUMBER OF SHARES OF
                            COMMON STOCK OF     COMMON STOCK OF     COMMON STOCK OF
NAME OF BENEFICIAL OWNER         AFC*                APY*              CITIZENS*
------------------------  ------------------- ------------------- -------------------
James A. Cotter, Jr.....           --                1,700(1)            1,100(1)
Neal J. Curtin..........           --                  --                  263
Howard S. Feldman.......           --                  --                3,000
Roger H. Gardner........           --                  --                3,800
Dona Scott Laskey.......           --                1,040                 --
William J. Lohr.........           --                  --                  450
James R. McAuliffe......         5,035(2)            1,600               9,900
John F. O'Brien.........           270(3)           16,000               1,000
Eric A. Simonsen........           146(4)            9,000(5)            3,000(6)
Directors and executive
 officers as a group
 (15 persons)...........        17,100(7)           39,690              23,813

--------
 * Each of the amounts represents less than 1% of the outstanding shares of Common Stock as of March 21, 1997. As to shares beneficially owned, each person has sole voting and investment power, except as indicated in other footnotes to this table. Amounts include shares that beneficial owner named above has the right to acquire within 60 days of March 21, 1997, upon exercise of outstanding stock options.
(1) Includes 100 shares owned by Mr. Cotter's spouse.
(2) Shares held for the benefit of Mr. McAuliffe by the trustees of the First Allmerica Financial Life Insurance Company's Employees' 401(k) Matched Savings Plan (the "FAFLIC Plan").
(3) Includes 198 shares held for the benefit of Mr. O'Brien by the trustees of the FAFLIC Plan.
(4) Shares held for the benefit of Mr. Simonsen by the trustees of the FAFLIC Plan.
(5) Includes an aggregate of 3,000 shares of Common Stock of APY held in trusts for the benefit of Mr. Simonsen's children. Mr. Simonsen is trustee of the trusts and he disclaims beneficial ownership of the shares held in the trusts.
(6) Includes an aggregate of 1,000 shares of Common Stock of Citizens held in trusts for the benefit of Mr. Simonsen's children. Mr. Simonsen is trustee of the trusts and he disclaims beneficial ownership of the shares held in the trusts.
(7) Includes 15,359 shares held by the trustees of the FAFLIC Plan. See notes 2-5 above.

  Set forth below, as of March 21, 1997, is the name of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company:

                                                       AMOUNT AND NATURE PERCENT
                   NAME AND ADDRESS                      OF BENEFICIAL     OF
                 OF BENEFICIAL OWNER                       OWNERSHIP      CLASS
                 -------------------                   ----------------- -------
The Hanover Insurance Company.........................    29,093,500      82.5%
 100 North Parkway
 Worcester, MA 01653

  All of Hanover's common stock is owned by APY. SMA Financial Corp., a wholly-owned subsidiary of AFC, owns 35,472,600 shares (59.47%) of the outstanding common stock of APY. All of these companies are located at 440 Lincoln Street, Worcester, Massachusetts.

                            EXECUTIVE COMPENSATION

  The Company does not pay any compensation to its officers directly. The Company's operating subsidiary, Citizens Insurance, pays the compensation of its employees. Pursuant to the terms of intercompany services agreements, the Company and Citizens Insurance are charged for an allocated portion of the compensation FAFLIC pays to its employees who perform services for the companies.

  The following table sets forth all compensation for services rendered in all capacities to the Company or its subsidiaries for each of the fiscal years ended December 31, 1996, 1995 and 1994 of: (i) the Chief Executive Officer of the Company and (ii) each of the other four most highly compensated individuals who received total compensation in excess of $100,000 directly or indirectly attributable to the Company or its subsidiaries and who was serving as an officer at December 31, 1996 (collectively, "Named Executive Officers").

                                         ANNUAL                LONG-TERM
                                      COMPENSATION            COMPENSATION
                              ---------------------------- ------------------
                                              OTHER ANNUAL SECURITIES  LTIP   ALL OTHER
                                                COMPEN-    UNDERLYING  PAY-    COMPEN-
      NAME AND                SALARY   BONUS     SATION     OPTIONS    OUTS    SATION
 PRINCIPAL POSITION      YEAR ($)(1)  ($)(2)     ($)(3)      (#)(4)   ($)(5)   ($)(6)
 ------------------      ---- ------- ------- ------------ ---------- ------- ---------
John F. O'Brien(7)...... 1996  42,500  90,800     5,471         --     25,000   6,011
 Chairman, President     1995 131,750 131,750    18,602         --     42,500  20,439
 and CEO of CZC          1994  20,300  11,200     3,076         --        --    5,162
James R. McAuliffe(8)... 1996 355,000 157,975    98,831       7,000   150,000   4,500
 Vice President, CEO &   1995 305,000 114,985    67,560      14,000   190,000   4,500
 President of Citizens   1994   8,540   2,485       --          --        --      677
Howard S. Feldman(9).... 1996 170,000  78,750       --        5,000       --    4,500
 Vice President of
  Citizens               1995 143,846  60,344       --        5,000       --    4,315
                         1994  62,500     --    119,192         --        --    1,134
William J. Lohr(9)...... 1996 147,000  54,390       --        4,000       --    4,500
 Vice President and      1995 137,000  45,553       --        4,000       --    5,135
 Treasurer of Citizens   1994 125,000   7,500       --        2,500       --    5,000
Roger H. Gardner(9)..... 1996 149,000  40,230       --        2,500       --    4,500
 Vice President of
  Citizens               1995 142,000  35,145       --        2,500       --    4,500
                         1994 135,000   8,100       --        3,000       --    5,400

--------
(1) With the exception of Mr. O'Brien, amounts shown reflect annual salary earned and received by each of the Named Executive Officers from Citizens Insurance. Mr. O'Brien receives compensation from FAFLIC in his capacity as an employee and executive officer of FAFLIC. Mr. O'Brien does not receive compensation directly from the Company or any subsidiary of the Company. The amounts shown in the table reflect the portions of Mr. O'Brien's compensation that have been allocated as an expense to the Company and its subsidiaries. See footnote 7.
(2) The amount shown for 1996 for Mr. O'Brien includes $50,000, which represents an allocated portion of a special bonus payment. Amounts shown are bonuses earned by the Named Executive Officers pursuant to annual incentive plans for managers and key employees, except that the amounts shown with respect to Mr. O'Brien reflect allocated amounts paid to Mr. O'Brien in connection with FAFLIC's annual incentive bonus plan.
(3) The amounts shown for Mr. O'Brien reflect the portions of amounts reimbursed for the payment of taxes that have been allocated as an expense to the Company and its subsidiaries. See footnote 7. The amounts reported for Mr. McAuliffe and Mr. Feldman include the following moving expenses paid by Citizens Insurance of $47,491 in 1995 and $82,825 in 1996 for Mr. McAuliffe and $119,192 in 1994 for Mr. Feldman.
(4) The securities underlying the options shown are shares of the Company's Common Stock.
(5) Amounts shown for Mr. McAuliffe represent installment payments vesting and received in the respective year pursuant to awards which were earned under FAFLIC's Long-Term Performance Unit Plan (the "Long-Term Performance Plan") in 1993, 1995 and 1996. No such cash amounts were earned in 1994 by participants in respect of units granted under the Long-Term Performance Plan with values determinable based on FAFLIC's surplus level at the end of 1994. Amounts shown for Mr. O'Brien represent an allocated portion of $500,000 of installment payments vested and received under the Long-Term Performance Plan.
(6) This column includes amounts earned in 1996 but deferred by each of the Named Executive Officers (other than Mr. O'Brien) pursuant to the terms of his respective employer's 401(k) Matched Savings Plan. The amount shown with respect to Mr. O'Brien for fiscal year 1996 represents an allocated portion of $4,500 earned under FAFLIC's Executive Non-Qualified Retirement Plan and a $115,727 payment of a premium on a life insurance policy.
(7) Mr. O'Brien receives compensation from FAFLIC in his capacity as an employee of FAFLIC. Mr. O'Brien does not receive compensation directly from the Company or any subsidiary of the Company. Mr. O'Brien's 1996 compensation from FAFLIC included $850,000 in base salary, $1,816,000 in special bonus and annual incentive bonus, $4,500 earned under FAFLIC's Executive Non-Qualified Retirement Plan, $115,727 for a life insurance premium paid by FAFLIC, $109,422 in reimbursement for the payment of taxes in connection therewith and $500,000 for installment payments vested and received under the Long-Term Performance Plan. The amounts shown in the table with respect to Mr. O'Brien for 1996 have been allocated as an expense to the Company and its subsidiaries and equal 5% of Mr. O'Brien's total compensation.
(8) Beginning January 1, 1995, amounts paid to Mr. McAuliffe were paid by Citizens Insurance as compensation for his services as President and Chief Executive Officer of Citizens Insurance. In 1994, Mr. McAuliffe received compensation directly from FAFLIC and amounts reported reflect an allocation to the Company for services rendered.
(9) The amounts indicated are total compensation paid to Messrs. Feldman, Gardner and Lohr directly by Citizens Insurance for services rendered in their capacities as employees and executive officers of Citizens Insurance.

OPTION GRANTS TABLES

  The following tables contains information concerning the grant of non-qualified stock options in 1996 to the Named Executive Officers.

                     CZC OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS                  GRANT DATE VALUE
                         -------------------------------------------------- ----------------
                                        PERCENT OF
                           NUMBER OF      TOTAL
                           SECURITIES    OPTIONS
                           UNDERLYING   GRANTED TO  EXERCISE OR                GRANT DATE
                            OPTIONS     EMPLOYEES   BASE PRICE   EXPIRATION     PRESENT
      NAME               GRANTED (#)(1)  IN 1996   ($ PER SHARE)    DATE      VALUE ($)(2)
      ----               -------------- ---------- ------------- ---------- ----------------
John F. O'Brien.........         0            0          --            --             0
James R. McAuliffe......     7,000         13.5        18.25      05/21/06       57,610
Howard S. Feldman.......     5,000          9.6        18.25      05/21/06       41,150
William J. Lohr.........     4,000          7.7        18.25      05/21/06       32,920
Roger H. Gardner........     2,500          4.8        18.25      05/21/06       20,575

--------
(1) The securities underlying the options granted were shares of the Company's Common Stock. The options granted become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant.
(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in the table. The Company's use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value; options exercised from 2.5 to 7 years, stock price volatility of .1875, divided yield of 1.09%, risk-free interest rates between 5.29% and 6.33%, and no adjustments made for forfeitures or transferability. The real value of the options depends upon the actual performance of the Company's Common Stock during the applicable period.

YEAR-END 1996 OPTION VALUE TABLE

  The following table sets forth information for the Named Executive Officers regarding unexercised options to acquire shares of the Company's Common Stock held as of December 31, 1996.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                         NUMBER OF SECURITIES UNDERLYING VALUE OF UNEXERCISED IN-THE-
                         UNEXERCISED OPTIONS AT YEAR-END  MONEY OPTIONS AT YEAR-END
                                    1996 (#)                      1996(1)($)
                         ------------------------------- ----------------------------
                                  EXERCISABLE/                   EXERCISABLE/
      NAME                        UNEXERCISABLE                 UNEXERCISABLE
      ----               ------------------------------- ----------------------------
John F. O'Brien.........                   --                             --
James R. McAuliffe......          2,800/18,200                  16,200/94,550
Howard S. Feldman.......           1,000/9,000                   5,625/43,750
William J. Lohr.........           1,800/8,700                  11,750/45,875
Roger H. Gardner........           1,700/6,300                  11,513/34,925

--------
(1) Calculated based on the difference between the option exercise price and $22.50, the closing price per share of Citizens Corporation's Common Stock on the New York Stock Exchange on December 31, 1996.

LONG-TERM INCENTIVE AWARDS

  No Long-Term Incentive Awards were granted to the Named Executive Officers during 1996 under FAFLIC's Long-Term Performance Plan (the "Long-Term Performance Plan").

PENSION BENEFITS

  FAFLIC, Hanover and Citizens Insurance each maintain a tax-qualified, non-contributory defined benefit retirement plan ("Pension Plan") for the benefit of eligible employees of FAFLIC and its subsidiaries.

  Until December 31, 1994, annual benefits under the Pension Plan were based primarily upon each employee's years of service and compensation during the highest five consecutive plan years of employment or the last 60 months if greater. Such benefits under the Pension Plan were frozen as of December 31, 1994 for most participants, with the exception of certain grandfathered employees, including Mr. McAuliffe and Mr. Gardner. These benefits will be paid to participants as a monthly annuity at age 65 unless a participant terminates with 15 or more years of service in which case monthly benefits may commence anytime after the participant's 55th birthday. Effective as of January 1, 1995, the Pension Plan was converted into a cash balance plan, such that benefits are no longer determined primarily by final average compensation and years of service. Instead, annually each employee accrues a benefit that is equal to a percentage of the employee's salary, similar to a defined contribution plan arrangement. Amounts contributed by the employer to an employee are allocated to a memorandum account as to which the employee is permitted to make investment elections from among choices provided by the employer. Upon termination of employment of a participant, the amount in the participant's memorandum account as of such date, is eligible for distribution. If the amount in the participant's memorandum account plus the present value of the benefit frozen under the Pension Plan as of December 31, 1994 is less than $3,500, all benefits are distributed immediately in a lump sum.

  The estimated annual benefits payable under the Pension Plan upon retirement at normal retirement age for each of the Named Executive Officers is as follows: Mr. O'Brien: $428,138; Mr. McAuliffe: $408,166; Mr. Feldman: $40,859; Mr. Lohr: $77,018; and Mr. Gardner: $64,895. Such figures include amounts that have accrued under the Pension Plan as in effect on December 31, 1994, including $332,466 for Mr. McAuliffe and $59,042 for Mr. Gardner. With respect to benefits attributable to the cash balance component of the Pension Plan, it was assumed that each individual's salary and bonus for the years until retirement were as shown in the Summary Compensation Table; that employer allocations were made to the Pension Plan at a rate of 7% of eligible compensation (7% is the actual amount accrued in 1996, although the plan only guarantees an accrual rate of 0.5%); and that investment earnings accrued to each participant's memorandum account under the Pension Plan at a rate of 6% per year.

  The estimated annual benefits under the Pension Plan shown for each of the Named Executive Officers are not reduced to reflect the limitations imposed by Federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax-qualified pension plans. FAFLIC, Hanover and Citizens Insurance each have adopted an Excess Benefit Plan, an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit normally calculated under the Pension Plan and the maximum amount which may be paid from the Pension Plan consistent with Federal tax law. In addition, effective June 1, 1995, certain employees of FAFLIC and its subsidiaries may participate, in the discretion of the Board of Directors, in either FAFLIC's unfunded, Non-Qualified Executive Retirement Plan or its unfunded, Non-Qualified Executive Deferred Compensation Plan. Under the Non-Qualified Executive Retirement Plan, participating employees may
(i) elect to defer compensation in an amount not to exceed the annual dollar amount that can be deferred under a tax qualified 401(k) plan for the year,
(ii) elect to defer additional compensation in an amount not to exceed 12.5% of the participant's annual salary, (iii) receive and defer the amount, if any, that the participant would have received as a matching employer's contribution under his employer's 401(k) Matched Savings Plan, and (iv) receive and defer the amount, if any, that the participant would have been credited under his employer's Cash Balance and Excess Benefit Plans had the participant participated in such plan during the year. Under the Non-Qualified Executive Deferred Compensation Plan, certain other employees may elect to defer up to 12.5% of their annual salaries. In both cases, AFC shall from time to time designate one or more investments in which each participant's accounts shall be deemed to be invested for the purpose of determining the participant's gains and income on such account. Participation in the Non-Qualified Executive Retirement Plan is in lieu of participation in the corresponding Qualified Retirement and/or Pension Plans of FAFLIC, Hanover or Citizens Insurance.

COMPENSATION COMMITTEE REPORT

  GENERAL. The Compensation Committee ("Committee") of the Board of Directors is comprised of the Directors whose names appear at the end of this report, none of whom is an employee of the Company or of any affiliate or subsidiary of the Company. Among other duties, the Committee has oversight responsibility with respect to compensation matters involving Directors and officers of the Company and its primary operating subsidiary, Citizens Insurance. As a holding company, the Company has no employees of its own and does not pay any compensation to its officers. Employees of Citizens Insurance are compensated directly by Citizens Insurance.

  This report reflects the compensation philosophy of Citizens Insurance and the Company as endorsed by the Committee. The report also reflects the Committee's review of the actions taken by the Board of AFC for the Chief Executive Officer, and by the Board of Citizens Insurance with respect to the Named Executive Officers other than Mr. O'Brien ("Citizens Officers"), during 1996.

  COMPENSATION PHILOSOPHY. The Executive Compensation Program is designed to support the following objectives:

  . to attract and retain individuals key to the future success of the Company;

  .  to align the interests of executives with those of shareholders;

  .  to motivate and reward the profitable growth of the Company;

  . to ensure that the Company has competitive opportunities for key personnel.

  The key elements of the Executive Compensation Program consist of base salary, annual incentive compensation, and long-term incentive compensation. A general description of each element and the review taken by the Committee for the 1996 fiscal period are presented in the following material. In addition, general background and a summary of the actions taken by the Compensation Committee and Board of Directors of AFC with respect to Mr. O'Brien are also described.

  BASE SALARY. The chief goals of the Company and its subsidiaries are achieving superior underwriting profitability in all phases of the underwriting cycle, maintaining consistent market presence in core product lines, growing market share in core markets, and enhancing shareowner value. In furtherance of these goals, annual base salaries of the Citizens Officers and other key executives are generally set at levels considered to be competitive with amounts paid to executive officers with comparable qualifications, experience and responsibilities at similarly sized property and casualty insurance companies. For this purpose, survey data covering base salary levels and total cash compensation data of peer companies are collected to provide a frame of reference.

  ANNUAL INCENTIVE COMPENSATION. Annual incentive compensation is closely tied to the success of Citizens Insurance in achieving significant financial performance goals. Citizens Insurance maintains an incentive plan which provides supplementary cash compensation to reward selected managers and key employees of Citizens Insurance who, through exceptional performance, contribute materially to the long-term growth and financial success of the Company. For 1996, the incentive plan had two components: (a) the corporate and business unit return on equity; and (b) the successful completion of individual performance goals. Awards under the incentive plan may range from 0-100% of a participant's base salary.

  Mr. McAuliffe's 1996 incentive compensation was based on performance measures which included a corporate and goal based upon GAAP Consolidated Net Income Return on Equity of AFC and Citizens and the successful completion of individual goals. Achievement of the corporate goal was also assessed in light of performance on Focus Goals. Focus Goals include established targets on staff, staffing costs, revenue, expense and business unit contribution.

  LONG-TERM COMPENSATION. The Board of Citizens Insurance has ratified the participation of certain Citizens Insurance's officers in the FAFLIC Long-Term Performance Unit Plan ("Long-Term Performance Plan").

  The objectives of the Long-Term Performance Plan include providing incentives to attract and retain top executives and achieving significant long-term financial results for FAFLIC and its subsidiaries. Criteria considered in determining participation in the Long-Term Performance Plan include the direct and measurable impact the executive has on longer-term financial results, the influence the individual has on strategic direction and the degree of risk inherent in the individual's business decisions. Previously awarded units are payable dependent upon specific increases in capital, surplus and equity position determined at of the end of a three-year plan cycle and payments are made subject to a subsequent three-year vesting cycle. The last three-year plan cycle under the Long-Term Performance Plan began in 1995. Therefore, no Named Executive Officers were awarded Long-Term Performance Plan units in 1996, although certain awards made in 1995 will continue to vest through 1999. Commencing in 1997, long-term incentive compensation awards will be made to the Named Executive Officers pursuant to AFC's Long-Term Stock Incentive Plan.

  The Company also has in place a Long Term Stock Incentive Plan ("Stock Plan"), which was adopted in 1994. The objectives of the Stock Plan include providing incentives for participants to make substantial contributions to the Company's long-term business growth, enhancing the Company's ability to attract and retain executive officers and other key employees, rewarding participants for their contributions to the success of the Company, and aligning the interests of executive officers and other key employees with those of the Company's shareholders. Up to 200,000 shares are available for awards under the Stock Plan. For 1996, options were awarded under the Stock Plan to Named Officers as follows: options covering 7,000 shares to Mr. McAuliffe; options covering 5,000 shares to Mr. Feldman; options covering 4,000 shares to Mr. Lohr; and options covering 2,500 shares to Mr. Gardner. Factors considered in determining the grant of options under the Stock Plan to Citizens Officers as indicated included the contribution of each individual to the Company's long-term performance and the importance of such individual's responsibilities within the organization.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. John F. O'Brien, President and Chief Executive Officer of AFC, serves as Chairman of the Board, President, and Chief Executive Officer of the Company, and serves as Chairman of the Board of Citizens Insurance. Mr. O'Brien's compensation is established and reviewed by the Compensation Committee of the Board of Directors of AFC. He receives no compensation directly from the Company or its subsidiaries, but for 1996 a portion of his FAFLIC compensation was allocated and charged to Citizens Insurance and the Company.

  In approving the 1996 compensation package for Mr. O'Brien, AFC's Compensation Committee compared Mr. O'Brien's compensation against the comparative base salaries, annual and long-term incentives and other compensation of chief executives of a peer group of companies. The peer goup companies included (i) insurance companies identified as having distribution systems, products/product mix and/or markets similar to FAFLIC and its subsidiaries; (ii) a subset of insurance companies that were identified by scope of financial activity (such as assets, revenue, and net written premium); and (iii) a subset of financial service companies that provide for a stratification of salary data based on similarity in the nature and scope of business activities. The Committee assumes (a) that such independent variables are meaningful in determining CEO compensation, and (b) that a correlation exists between pay and such variables. However, the approach does not consider variances in the business strategies and goals of each company, the relative competitive positions of the companies, and the personal characteristics and accomplishments of the individual executives. Therefore, the review of Mr. O'Brien's compensation by AFC's Compensation Committee also included an assessment of the performance of FAFLIC and its subsidiaries in terms of profitability and growth in the various business lines, as well as an evaluation of the capital positions of the companies, the implementation of significant cost controls and other strategic initiatives. In comparison to the peer group of companies, Mr. O'Brien's base salary was near the median, while the potential for incentive compensation, as a percentage of base salary, was below the median.

  Mr. O'Brien's 1996 incentive compensation performance measures included a corporate goal based upon GAAP Consolidated Net Income Return on Equity of AFC, business unit Return on Equity, focus goals relating to earnings per share, revenue, AFC's stock price and individual performance goals. Individual performance goals included significant improvement in earnings and capital; development of alternate distribution systems; initiatives to improve technology; and continued development and implementation of a strategic plan for the Company. Achievement of individual performance goals and other initiatives undertaken by Mr. O'Brien during 1996 resulted in performance that exceeded expectations.

  The AFC Compensation Committee carefully reviewed Mr. O'Brien's personal achievements against his 1996 goals and based on its evaluation, the Committee approved Mr. O'Brien's annual incentive compensation award of 96% of his base salary, out of a maximum potential of 100% of base salary. In addition, the AFC Committee approved a special bonus award to Mr. O'Brien in the amount of $1,000,000.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER OF CITIZENS INSURANCE. James R. McAuliffe has served as the President and Chief Executive Officer of Citizens Insurance since December 1, 1994. Mr. McAuliffe's compensation is established by the Board of Directors of Citizens Insurance. In determining Mr. McAuliffe's base salary for 1996, the Board of Citizens Insurance compared base salaries paid to Chief Executive Officers in other property and casualty companies of comparable size. Mr. McAuliffe also received incentive payments totaling $157,975 for 1996, which amount was determined based on factors including Citizens Insurance's performance for the year and Mr. McAuliffe's management contributions. Mr. McAuliffe also received stock options covering a total of 7,000 shares of Common Stock under the Company's Stock Plan.

  The Committee believes that the executive compensation policies of the Board of Directors of AFC and Citizens Insurance are appropriate both to attract and retain corporate officers and other key employees of outstanding abilities and to motivate them to perform to the full extent of their abilities.

  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company and Citizens Insurance intend to monitor the impact of Section 162(m) in order to balance the benefits of favorable tax treatment with a need to apply prudent judgment in carrying out the Company's and Citizens Insurance's compensation philosophy.

MEMBERS OF THE COMPENSATION COMMITTEE:

  James A. Cotter, Jr., Chairman
  Neal J. Curtin

                        COMMON STOCK PERFORMANCE CHART

  Set forth below is a line graph comparing the 45 month cumulative total stockholder return of the Common Stock against the cumulative total return of the S&P 500 Index and the S&P Property-Casualty Insurance Index.

  The S&P Property-Casualty Insurance Index includes the following companies:
General Re Corp., The Chubb Corporation, The St. Paul Companies, Inc., Safeco Corp., USF&G Corp., and Continental Corp.

  COMPARISON OF 45 MONTH CUMULATIVE TOTAL RETURN* AMONG CITIZENS CORPORATION, THE S&P 500 INDEX AND THE S&P PROPERTY-CASUALTY INSURANCE INDEX.


                         [GRAPH APPEARS HERE]

Measurement period               Citizens      S & P         S & P Insurance
(Fiscal Year Covered)           Corporation     500        (Property-Casualty)
---------------------           -----------   --------    --------------------
Measurement PT -
03/19/93                           $100          $100           $100

FYE 12/93                          $77           $108           $95
FYE 12/94                          $68           $109           $100
FYE 12/95                          $75           $150           $135
FYE 12/96                          $92           $185           $164


  The Compensation Committee Report and the Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and Directors, the Company believes that during 1996 there was full compliance with all Section 16(a) filing requirements.

                                 OTHER MATTERS

  Management knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

                                   FORM 10-K

  Shareholders may obtain without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1996, by calling (800)407-5222 or by writing to the Company at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Secretary).

                             STOCKHOLDER PROPOSALS

  Proposals submitted by shareholders of the Company must be received at Citizens Corporation, 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 1, 1997 in order to be considered for inclusion in the proxy materials relating to the 1998 Annual Meeting of Shareholders.

DATED at Worcester, Massachusetts this 23rd day of April 1997.
By Order of the Board of Directors,

Richard J. Baker
Vice President and Secretary

LOGO                                                                        LOGO

  First Allmerica Financial Life Insurance Company . Allmerica Financial Life
     Insurance and Annuity Company (licensed in all states except NY & HI) Allmerica Trust Company, N.A. . Allmerica Investments, Inc. . Allmerica
                      Investment Management Company, Inc.
  Allmerica Asset Management, Inc. . Allmerica Property & Casualty Companies,
               Inc. . The Hanover Insurance Company . AMGRO, Inc.
  Allmerica Financial Alliance Insurance Company . Allmerica Financial Benefit
          Insurance Company . Sterling Risk Management Services, Inc.
    Citizens Corporation . Citizens Insurance Company of America . Citizens
                                Management Inc.
               440 Lincoln Street, Worcester, Massachusetts 01653
271-5654 (Rev. 4/97)

LOGO

                              CITIZENS CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1997

  The undersigned, having received the Notice of Annual Meeting of Shareholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) John F. O'Brien and John F. Kelly, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of Citizens Corporation to be held May 20, 1997, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of Citizens Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.

  The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of Directors in the event that any of the nominees is unwilling to serve. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR EACH PROPOSAL AND FOR ALL NOMINEES FOR DIRECTOR.

PLEASE MARK VOTE AS IN THIS EXAMPLE. [X]

1. For the election of all nominees listed below (except as otherwise indicated).

 NOMINEES:James A. Cotter, Jr., Neal J. Curtin, Dona Scott Laskey, James R.
          McAuliffe, John F. O'Brien and Eric A. Simonsen
             [_] FOR all nominees   [_] WITHHOLD from all nominees
     ------------------------------------------------------
            FOR all nominees, except those listed on the line above

2. Ratification of the appointment of Price Waterhouse LLP as the independent public accountants of Citizens Corporation.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS
                      APPROVAL OF THE FOREGOING PROPOSALS

LOGO


                                       Mark here for address change and note
                                       below. [_]


                                       ------------------  ---------
                                       Signature           Date


                                       ------------------  ---------
                                       Signature           Date

                                       In signing, please write name(s)
                                       exactly as appearing in the imprint on
                                       this card. For shares held jointly,
                                       each joint owner should sign. If
                                       signing as executor, or in any other
                                       representative capacity, or as an
                                       officer of a corporation, please
                                       indicate your full title as such.